Prospectus Supplement No. 1
                                                               Filed Pursuant to
                                                          Rule 424(b)(3) and (c)
                                                             File No. 333-109377


                                 NVE CORPORATION

                                 1,221,487 SHARES

                                  COMMON STOCK

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This prospectus supplement should be read in conjunction with the prospectus dated October 9, 2003, of NVE Corporation relating to the offering and sale of up to 1,221,487 shares of our common stock by selling shareholders of NVE Corporation (or by donees, pledgees, transferees and other successors in interest that receive such shares as a gift, pledge, partnership distribution or other non-sale transfer). This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

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SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS TO READ ABOUT FACTORS
YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON STOCK.

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The shares offered or sold under this prospectus have not been approved by the
Securities and Exchange Commission or any state securities commission nor have any of these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

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         The date of this prospectus supplement is October 13, 2003

The table and related notes appearing in the prospectus under the heading "Selling Shareholders" is superseded by the following table and related notes:

The following table sets forth the number of shares beneficially owned by the selling shareholders as of October 13, 2003. The information provided in the table below with respect to the selling shareholders has been obtained from such selling shareholders. The selling shareholders have not had a material relationship with us within the past three years other than as described below or as a result of the ownership of the shares or other securities of NVE Corporation. No estimate can be given as to the amount of shares that will be held by the selling shareholders after completion of this offering because the selling shareholders may offer all or only some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of the shares. The shares offered by this prospectus may be offered from time to time by the selling shareholders named below.

                                                           Number of Shares
                                                          Which May Be Sold
                                    Shares Beneficially    Pursuant to this
                                          Owned(1)           Prospectus(2)
                                    -------------------   -----------------
      Selling Shareholder             Number   Percent         Number
---------------------------------   --------- ---------   -----------------
Wells Fargo & Company(3)            1,064,790   24.73%         1,064,790
Daniel J. Haggerty Rev. Trust          44,136    1.03%            44,136
Stephen R. Sefton                      24,976     *               24,976
Ernest C. Parizeau                     23,927     *               23,927
Mary L. Zicarelli Survivors Trust      15,029     *               15,029
George J. Still, Jr.                   13,568     *               13,568
All others as a group(4)               35,061     *               35,061
                                    ---------             -----------------
Total                               1,221,487                  1,221,487

----------------

* Less than 1%.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. The percentage is based on 4,305,430 shares of NVE Corporation common stock outstanding on September 24, 2003.

(2) This Prospectus also covers any additional shares of common stock that become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of common stock.

(3) Wells Fargo & Company has indicated that it may donate some portion of the shares to the Wells Fargo Foundation (the "Foundation"). Should Wells Fargo & Company make a donation to the Foundation at a later time, the Foundation shall become a selling shareholder under this prospectus.

(4) Includes shares held by each of John P. Whaley, Kevin G. Hall, Leonard Brandt and Promod Haque.

We may from time to time supplement or amend the prospectus to reflect the required information concerning a transferee, pledgee, donee or successor to the selling shareholders named in the prospectus.